NINTH AMENDED AND RESTATED
                               LOAN AGREEMENT

    This Ninth Amended and Restated Loan Agreement ("Agreement") entered into the 24 day of October, 2000, by and between M.S. CARRIERS, INC. a Tennessee corporation ("Borrower"), and BANK OF AMERICA, N.A., Agent, a national banking association ("Lender").


                           W I T N E S S E T H:

    WHEREAS, the Borrower and Lender have previously entered into a series of loans pursuant to the Eighth Amended and Restated Loan Agreement dated June 25, 1993, as amended; and

    WHEREAS, the Borrower has requested that the Lender provide a Eighty-Five Million and No/100 Dollars ($85,000,000.00) credit facility to the Borrower; and

    WHEREAS, Borrower and Lender have agreed to enter into this Ninth Amended and Restated Loan Agreement to set forth the terms and conditions of such credit facility; and

    NOW, THEREFORE, as an inducement to cause Lender to extend credit to Borrower, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

        1.    Definitions.

        (a) "Adjusted Funded Debt" means, without duplication, the sum of (a) all indebtedness of the Borrower for borrowed money, (b) all purchase money indebtedness of the Borrower, (c) the principal portion of all obligations of the Borrower under Capital Leases, and (d) the Present Value of all Operating Leases.

        (b) "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        (c) "Agent" means Bank of America, N.A. which is initially serving as Agent for itself only. Borrower and Bank of America, N.A. contemplate that this Agreement may be amended in the future to provide for additional parties making loans to Borrower pursuant to the provisions of this Agreement, as amended. At such time, Bank of America, N.A. will serve as Agent for itself as a Lender and one or more other parties who will become Lenders.

        (d) "Applicable Margin" means for any Fiscal Quarter the applicable rate per annum in excess of the LIBOR Rate set forth in the table below:

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                                                        Applicable Margin
       Level       Pricing Leverage Ratio               Over LIBOR Rate

         I         Less than 1.75                             .50%

         II        Less than 2.50,
                   but greater than or equal to 1.75          .60%

         III       Greater than or equal to 2.50              .80%

        (e) "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

        (f) "Base Rate" means the Lender's LIBOR Rate for a LIBOR Period plus the Applicable Margin. For purposes hereof, the Applicable Margin will be that shown as Level II in the table contained in the definition of Applicable Margin for the period from the Effective Date until September 30, 2000 and thereafter as Level III in the table contained in the definition of Applicable Margin, provided, however, that if the Borrower delivers to the Lender the quarterly financial statements of the Borrower within the time limits contained in Section 19, which financial statements indicate that the applicable ratio set forth in the table in the definition of Applicable Margin justifies resetting the Applicable Margin to another Level, then the Applicable Margin shall be retroactively adjusted as of the first day of the then Fiscal Quarter to Level I, II, or III as applicable and shall continue to the last day of such Fiscal Quarter. The Applicable Margin will then be reset to Level III on the first day of the next Fiscal Quarter, subject to being again retroactively reset as set forth above. This will continue each Fiscal Quarter thereafter.

        (g) "Business Day" means any day other than a Saturday, a Sunday, or legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Memphis, Tennessee; provided that such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market. Should any payment of principal or interest be due on a day that is not a Business Day, then the payment shall be due on the first Business Day thereafter.

        (h) "Capital Expenditures" means all expenditures of the Borrower which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

        (i) "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

        (j) "Change of Control" means the change of 1/3 or more of the Continuing Directors of the Company within any twelve-month period; the change of 1/2 or more of the Continuing Directors of the Company within any twenty-four month-period; or the acquisition by any person or "group" (as such term is used in Section 13 (b) (3) of the Securities Exchange Act of 1934, as amended) of a direct or indirect majority (more than 50%) interest in the voting power of the voting stock of the Company by way of merger, consolidation or otherwise. A "Continuing Director" shall mean any member of

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the board of directors of the Company who (i) was a member of such board of directors on the date of this Loan Agreement or (ii) was nominated for election or elected to such board of directors with the affirmative vote of a majority of the Continuing Directors who are members of such board at that time of such nomination or election whether as a result of the addition of new members to replace Continuing Directors who die, resign or retire, an increase in the number of directors or otherwise.

        (k)  "Closing Date" means the date hereof.

        (l) "Code" means the Internal Revenue Code of 1986, as amended, modified, succeeded or replaced from time to time.

        (m) "Collateral" means all collateral referred to in and covered by the Collateral Documents.

        (n) "Collateral Documents" means the Security Agreement, the EASO Guaranty, the Warehousing Guaranty, the Warehousing Security Agreement, and such other documents executed and delivered in connection with the attachment and perfection of the Lender's security interests in the assets of the Borrower, including, without limitation, vehicle titles.

        (o) "Commitment Fees" means the fees payable to the Lender pursuant to Section 7.

        (p) "Commitment Letter" means the letter from Lender to Borrower dated as of August 25, 2000.

        (q) "Commitments" means the Revolving Committed Amount and Reducing Revolving Loan Committed Amount.

        (r) "Current Assets" will have the meaning given in accordance with Generally Accepted Accounting Principles.

        (s) "Current Liabilities" will have the meaning given in accordance with Generally Accepted Accounting Principles.

        (t)  "Default" has the meaning specified in Section 37.

        (u) "Dollars" and "$" means dollars in lawful currency of the United States of America.

        (v) "EASO Guaranty" means that Continuing and Unconditional Guaranty Agreement executed by Borrower in favor of Lender with respect to the obligations of Transportes EASO.

        (w) "EBITDA" means, for any period, with respect to the Borrower, the sum of (a) Net Income for such period (excluding the effect of any extraordinary or non-recurring gains or losses outside of the ordinary course of business) plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period; (ii) total federal, state, foreign or other income taxes for such period: and (iii) all depreciation and amortization for such period, all as determined in accordance with GAAP.

        (x) "Effective Date" means the date on which the conditions set forth in Section 7 shall have been fulfilled (or waived in the sole discretion of

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the Lender) and on which the initial Loans shall have been made and/or the initial Letters of Credit shall have been issued.

        (y) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

        (z) "ERISA Affiliates" means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 4001(a)(14) or ERISA, or is a member of a group which includes Borrower and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

        (aa) "ERISA Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

        (bb) "Environmental Laws" means the Environmental Protection Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act and any other federal, state or municipal law, rule or regulation relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous or toxic waste or materials, or other environmental or health matters.

        (cc) "Eurodollar Daily Floating Rate" shall mean the fluctuating rate of interest equal to the fluctuating rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in Bank's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If for any reason such rate is not available, the term "Eurodollar Daily Floating Rate" shall mean the fluctuating rate of interest equal to the month rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in Bank's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more then one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

        (dd) "Eurodollar Daily Floating Rate Interest Period" means the period of time during which the Eurodollar Daily Floating Rate shall be applicable.

        (ee) "Fiscal Quarter" means the three-month period ending on the last day of March, June, September and December.

        (ff) "Funded Debt" means, without duplication, the sum of (a) all indebtedness of the Borrower for borrowed money, (b) all purchase money indebtedness of the Borrower, (c) the principal portion of all obligations of the Borrower under Capital Leases, (d) commercial letters of credit and the

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maximum amount of all performance and standby letters of credit issued for the account of the Borrower, (e) all guaranty obligations of the Borrower with respect to Funded Debt of another person, (f) all Funded Debt of any partnership or unincorporated joint venture to the extent the Borrower is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture, (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product pursuant to which Borrower is the obligor where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and (h) the Present Value of all Operating Leases.

        (gg) "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower and any predecessors.

        (hh) "Governmental Authority" means any federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

        (ii) "Hazardous Materials" means those substances included from time to time within the definition of hazardous substances, hazardous materials, toxic substances, or solid waste under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. Sec. 9601 et seq.; the Resource Conversation and Recovery Act of 1976, 42 U.S.C. Sec. 1801 et seq., and in the regulations promulgated pursuant to such acts and laws; and such other substances that are or become regulated under any applicable local, state or federal law or regulation addressing environmental hazards.

        (jj) "Interest Expense" means, for any period, with respect to the Borrower, all interest expense, including the interest component under Capital Leases, as determined in accordance with GAAP.

        (kk) "Interest Income" means, for any period, with respect to the Borrower, all interest income as determined in accordance with GAAP.

        (ll) "Issuing Lender" means Bank of America, N.A.

        (mm) "Joint Venture" means a proposed Joint Venture to be created to provide financing through leases or other means to owner operators.

        (nn) "Letter of Credit Fee" shall have the meaning assigned to such term in Section 3.

        (oo) "Letter of Credit" means a Letter of Credit issued for the account of Borrower by the Issuing Lender, as such Letter of Credit may be amended, modified, extended, renewed or replaced.

        (pp) "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge or any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale

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or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

        (qq) "Loan" or "Loans" means the Revolving Loans and/or the Reducing Revolving Loans (or a portion of any Revolving Loan or the Reducing Revolving Loans), individually or collectively, as appropriate.

        (rr) "Loan Documents" means this Agreement, the Notes, the Collateral Documents, the LOC Documents, and all other related agreements and/or documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

        (ss) "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

        (tt) "LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Lender but not theretofore reimbursed.

        (uu) "Material Adverse Effect" means a material adverse effect, after taking in account applicable insurance, if any (to the extent the provider thereof has the financial ability to support its obligation with respect thereto and is not disputing same), on (a) the operations, financial condition, business or prospects of the Borrower taken as a whole, (b) the ability of Borrower to perform its obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement, any of the other Loan Documents, or the rights or remedies of the Lender hereunder or thereunder taken as a whole.

        (vv) "Net Income" means, for any period, the net income after taxes for such period of the Borrower, as determined in accordance with GAAP.

        (ww) "Note" or "Notes" means the Revolving Loan Notes and/or the Reducing Revolving Loan Notes, individually or collectively, as appropriate.

        (xx) "Notice of Borrowing" means a request by the Borrower for a Revolving Loan or a Reducing Revolving Loan.

        (yy) "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

        (zz) "Person" means any individual partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

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        (aaa) "Present Value of all Operating Leases" means as of a particular date the remaining payments due under all Operating Leases discounted to present value with an 8% discount rate.

        (bbb) "Pricing Leverage Ratio" means the ratio of (Borrower's Adjusted Funded Debt) divided by (Borrower's EBITDA plus the payments made by Borrower on Operating Leases during the applicable twelve month period), all computed on a rolling four quarter basis as of the end of a Fiscal Quarter.

        (ccc) "Revolving Committed Amount" means $30,000,000.00 or such lesser amount as the Revolving Committed Amount may be reduced.

        (ddd) "Revolving Loan Maturity Date" means June 1, 2002.

        (eee) "Revolving Loans" means the Revolving Loans made to the Borrower pursuant to Section 2.

        (fff) "Revolving Note" or "Revolving Notes" means the promissory note of the Borrower in favor of the Lender evidencing the Revolving Loans provided pursuant to Section 2, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

        (ggg) "Security Agreement" means the Security Agreement between Borrower and Lender pursuant to which Borrower has granted to Lender a security interest in all trailers now owned or hereafter acquired by Borrower.

        (hhh) "Tangible Net Worth" will mean the excess of total assets (excluding intangible assets) over total liabilities (exclusive of capital stock and surplus), all determined in accordance with Generally Accepted Accounting Principles consistently applied.

        (iii) "Reducing Revolving Loan Committed Amount" means $55,000,000.00 from the date of this Agreement through December 30, 2000; $50,000,000.00 from December 31, 2000 through March 30, 2001, with such amount to be reduced an additional $5,000,000.00 as of the last day of each Fiscal Quarter thereafter through the Reducing Revolving Maturity Date.

        (jjj) "Reducing Revolving Loan Maturity Date" means October 15, 2003.

        (kkk) "Reducing Revolving Loan Note" or "Reducing Revolving Loan Notes" means the promissory notes of the Borrower in favor of the Lender evidencing the Reducing Revolving Loans provided pursuant to Section 4, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

        (lll) "Reducing Revolving Loans" means the Reducing Revolving Loans made to the Borrower pursuant to Section 4.

        (mmm) "Total Funded Debt" means Borrower's Funded Debt plus debt of Transportes EASO guaranteed by Borrower (to the extent not included in Borrower's Funded Debt) plus Funded Debt of the Joint Venture.

        (nnn) "Transportes EASO" means, Transportes EASO, a Mexican Corporation, 50% of which is owned by Borrower.

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        (ooo) "Unused Commitment" means, for any period, the amount by which
(a) the then applicable aggregate Revolving Committed Amount exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Revolving Loans plus the aggregate amount of LOC Obligations outstanding.

        (ppp) "Unused Fee Rate" means .15% if the then Applicable Margin is at Level I, .175% if the then Applicable Margin is at Level II and .225% if the then Applicable Margin is at Level III (computed on a 360 day basis).

        (qqq) "Unused Reducing Revolving Commitment" means for any period, the amount by with (a) the then applicable aggregate Reducing Revolving Committed Amount (determined before the $5,000,000 step down on the last day of the Fiscal Quarter) exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Reducing Revolving Loans.

        (rrr) "Warehousing" means M.S. Warehousing & Distribution, Inc.

        (sss) "Warehousing Guaranty" means the Continuing and Unconditional Guaranty Agreement signed by Warehousing in favor of Lender.

        (ttt) "Warehousing Security Agreement" means the security agreement between Warehousing and Lender pursuant to which Warehousing has granted to Lender a security interest in all trailers now owned or hereafter acquired by Warehousing.

    2. Revolving Loan Commitment. Concurrently with the execution of this Agreement and subject to the terms and conditions set forth herein, Lender agrees to make a Revolving Loan (each a "Revolving Loan" and collectively the "Revolving Loans") to the Borrower at any time and from time to time during the period from and including the date hereof to but not including the Revolving Loan Maturity Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein); provided however that the aggregate amount of Revolving Loans outstanding and Letters of Credit issued shall not exceed Thirty Million and No/100 Dollars ($30,000,000.00). Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

        (a) Interest Rate. Prior to maturity, the principal amount outstanding under the Revolving Loans shall bear interest at the Base Rate.

        (b) Method of Borrowing for Revolving Loans. Unless Borrower is using Lender's AutoBorrow service, then by no later than 11:00 a.m. Eastern Standard or Daylight Time, as the case may be, on the same Business Day of the requested borrowing of Revolving Loans, the Borrower shall submit a Notice of Borrowing to the Lender setting forth the amount requested.

        (c) Funding of Revolving Loans. The amount of the requested Revolving Loans will then be made available to the Borrower by the Lender by crediting the account of the Borrower on the books of such office of the Lender, to the extent the amount of such Revolving Loans are made available to the Lender.

        (d) Payments. Payment of all obligations arising under the Revolving Loan shall be made as follows:

            (i) Interest and Fees. Interest on the outstanding principal balance under the Revolving Loans shall be paid in arrears on the 1st day of

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each month beginning on November 1, 2000.  All interest and principal shall be due and payable on the Revolving Loan Maturity Date. Also, on the 1st day of each month, an Unused Fee equal to the Unused Fee Rate times the Unused Commitment for the prior month shall be determined and paid to Lender.

            (ii) Voluntary Prepayment. Voluntary prepayments of principal or accrued interest may be made, in whole or in part, at any time without penalty, except, in the case of a LIBOR Rate borrowing, a payment prior to the end of the LIBOR Period will require Borrower to pay Lender any breakage costs associated with such prepayment.

            (iii) Mandatory Prepayment. Borrower must immediately prepay any amount by which the principal balance of the Revolving Loans plus all outstanding Letters of Credit exceeds the Revolving Committed Amount.

    3.  Letter of Credit Subfacility.

        (a) Issuance. Subject to the terms and conditions hereof and the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall from time to time upon request issue, in Dollars, letters of credit (the "Letters of Credit") for the account of the Borrower, from the Effective Date until the Revolving Loan Maturity Date, in a form reasonably acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed Fifteen Million and 00/100 ($15,000,000.00), (ii) and the sum of the aggregate amount of LOC Obligations outstanding plus Revolving Loans outstanding shall not exceed the Revolving Committed Amount. The issuance and expiration date of each Letter of Credit shall be a Business Day. The quarterly fee for each Letter of Credit shall be the face amount of the Letter of Credit times the applicable percentage in the table set forth in the following sentence, payable in advance. If the Applicable Margin is at Level I, the fee shall be .50%; if the Applicable Margin is at Level II the fee shall be .60%, and if the Applicable Margin is a Level III the fee shall be
 .80%. The fee shall be fully earned upon issuance and shall not be refunded or pro rated in the event the Letter of Credit is released, expires or is drawn prior to the quarter-annual anniversary of the Letter of Credit. No Letter of Credit shall have an original expiry date more than one year from the date of issuance, or, as extended, shall have an expiry date extending beyond the Revolving Loan Maturity Date. Each Letter of Credit shall be either (x) a standby letter of credit issued to support the obligations of the Borrower which finance the working capital and business of the Borrower in the ordinary course of business or (y) a commercial letter of credit in respect to the purchase of goods or services by the Borrower in the ordinary course of business. Each Letter of Credit shall comply with the related LOC Documents.

        (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five Business Days prior to the requested date of issuance.

        (c) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. Unless the Borrower shall immediately notify the Issuing Lender of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan for a 30 day LIBOR Period in the amount of the drawing, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit either with the proceeds of Revolving Loan

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obtained hereunder or otherwise in the same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at the Default Rate. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the applicable account party or the Borrower may claim or have against the Issuing Lender, the beneficiary of the Letter of Credit drawn upon or any other
Person, including without limitation, any defense based on any failure of the applicable account party, the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

        (d) Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practices for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publication, the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

        (e) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document, this Agreement shall govern.

        (f) Indemnification of Issuing Lender.

            (i) In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omission, herein called "Government Acts").

            (ii) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Except in the case of gross negligence or willful misconduct on the part of Issuing Lender, the Issuing Lender shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;
(C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any government acts. None of the above shall

          Page 10 of 28 Bank Of America Loan Agreement affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

            (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower including, without limitation, any and all risks of the present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any government acts or any other cause beyond the control of the Issuing Lender.

            (iv) Nothing in this subsection (f) is intended to limit the reimbursement obligation of the Borrower contained in this Section 3. The obligations of the Borrower under this subsection (f) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

            (v) Notwithstanding anything to the contrary contained in this subsection i, the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

    4. Reducing Revolving Loan Commitment. Concurrent with the execution of this Agreement and subject to the terms and conditions set forth herein, Lender agrees to make a reducing revolving loan ("Reducing Revolving Loan" and collectively the "Reducing Revolving Loans") to the Borrower at any time and from time to time during the period from and including the date hereof to, but not including, the Reducing Revolving Loan Maturity Date (or such earlier date if the Reducing Revolving Committed Amount has been terminated as provided herein; provided however that the aggregate amount of Reducing Revolving Loans outstanding shall not exceed the Reducing Revolving Committed Amount. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Reducing Revolving Loans.

        (a) Interest. The principal amount outstanding under the Reducing Revolving Loan shall bear interest at the Base Rate.

        (b) Method of Borrowing for Reducing Revolving Loans. Unless Borrower is using Lender's AutoBorrow service, then by no later than 11:00 a.m. Eastern Standard or Daylight Time, as the case may be, on the same Business Day of the requested borrowing of Reducing Revolving Loans, the Borrower shall submit a Notice of Borrowing to the Lender setting forth the amount requested.

        (c) Funding of Reducing Revolving Loans. The amount of the requested Reducing Revolving Loans will then be made available to the Borrower by the Lender by crediting the account of the Borrower on the books of such office of the Lender, to the extent the amount of such Reducing Revolving Loans are made available to the Lender.

          Page 11 of 28 Bank Of America Loan Agreement

        (d) Payments. Payment of all obligations arising under the Revolving Loan shall be made as follows:

            (i) Interest and Fees. Interest on the outstanding principal balance under the Revolving Loans shall be paid in arrears on the 1st day of each month beginning on November 1, 2000. All interest and principal shall be due and payable on the Reducing Revolving Loan Maturity Date. Also, on the 1st day of each month, an Unused Fee equal to the Unused Fee Rate times the Unused Reducing Revolving Commitment for the prior month shall be determined and paid to Lender.

            (ii) Voluntary Prepayment. Voluntary prepayments of principal or accrued interest may be made, in whole or in part, at any time without penalty, except, in the case of a LIBOR Rate borrowing, a payment prior to the end of the LIBOR Period will require Borrower to pay Lender any breakage costs associated with such prepayment.

            (iii) Mandatory Prepayment. Borrower must immediately prepay any amount by which the principal balance of the Reducing Revolving Loans exceeds the Reducing Revolving Committed Amount.

    5.  Notes.

        (a) Revolving Loan Note. The Revolving Loans made by Lender shall be evidenced by a duly executed promissory note of the Borrower to Lender in the face amount of the Revolving Committed Amount.

        (b) Reducing Revolving Loan Note. The Reducing Revolving Loan made by Lender shall be evidenced by a duly executed promissory note of the Borrower to Lender in the face amount of the Reducing Revolving Loan Committed Amount.

    6. Interest. For purposes hereof, the "LIBOR Rate" shall mean, for the LIBOR Period applicable thereto, the Eurodollar Daily Floating Rate. For purposes hereof, a "LIBOR Period" shall mean a Eurodollar Daily Floating Rate Interest Period. Interest shall be calculated based upon a 360-day year in the case of LIBOR Rate loans. If the adoption of or change in any applicable legal requirement or any change in the interpretation or administration thereof by any governmental authority or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, shall at any time as a result of any portion of the principal balance of the Revolving Loans being maintained on the LIBOR Rate:

        (a) Subject the Lender to any tax (including without limitation any United States Interest Equalization Tax), levy, impost, duty, charge, fee (collectively "Taxes"), other than income and franchise taxes of the United States and its political subdivisions; or

        (b) Change the basis of taxation on payments due from the Borrower to the Lender under any LIBOR Rate borrowing (otherwise than by a change in the rate of taxation of the overall net income of the Lender); or

        (c) Impose, modify, increase or make applicable any reserve requirement, special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) against assets held by the Lender, or against deposits or accounts in or for the account of

          Page 12 of 28 Bank Of America Loan Agreement the Lender, or against any loans made by the Lender, or against any other funds, obligations or other property owned or held by Lender; or

        (d) Impose on the Lender any other condition regarding any LIBOR Rate borrowing;

and the result of any of the foregoing (a) through (d) is to increase the cost to the Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the LIBOR Rate, or reduce the amount of principal or interest received by the Lender, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts which shall reasonably compensate the Lender for such increased cost or reduced amount relating to LIBOR Rate borrowings outstanding after Lender's demand. Lender will promptly notify Borrower of any proposed increase hereunder. The Lender's reasonable determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error.

    In no event shall the interest rate charged on the Loans exceed the maximum rate allowed under applicable law. Any amounts paid in excess of the maximum lawful rate shall be applied to reduce the principal amount of Borrower's obligations to Lender or shall be refunded to Borrower, at Lender's election. After maturity or upon a Default (by acceleration or otherwise), the principal amount under the Loans shall bear interest at the rate of interest in effect immediately before maturity or Default plus three percent (3%) ("Default Rate").

    7. Closing Conditions. The obligation of the Lender to enter into this Agreement and make the Loans is subject to satisfaction of the following conditions (in form and substance acceptable to the Lender in its sole discretion):

       (a) Executed Credit Documents. Receipt by the Lender of duly executed copies of: (i) this Agreement; (ii) the Notes; (iii) the Collateral Documents; and (iv) all other Loan Documents.

       (b) Corporate Documents.  Receipt by the Lender of the following:

            (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by secretary or assistant secretary of Borrower to be true and correct as of the Effective Date.

            (ii) Bylaws. A copy of the bylaws of Borrower certified by a secretary or assistant secretary of Borrower to be true and correct as of the Effective Date.

            (iii) Resolutions. Copies of resolutions of the Board of Directors of Borrower approving and adopting the Loan Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, and an incumbency certificate, certified by a secretary or assistant secretary of Borrower to be true and correct and in force and effect as of the Effective Date.

          Page 13 of 28 Bank Of America Loan Agreement

            (iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of Borrower in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

        (c) Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender.

            (i) searches of Uniform Commercial Code ("UCC") filings in the jurisdiction of the chief executive office of Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no liens exist; and

            (ii) duly executed applications necessary to note the lien in favor of Lender on the certificates of title pledging the collateral described in the Security Agreement.

        (d) Evidence of Insurance. Receipt by the Lender of copies of insurance policies or certificates of insurance of the Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Lender as sole loss payee on behalf of the Lender.

        (e) Corporate Structure. The corporate capital and ownership structure of the Borrower shall be satisfactory in form and substance to the Lender.

        (f) Certain Consents. Receipt by the Lender of evidence that all governmental, shareholder and material third party consents including, without limitation, written consent, if necessary in the sole discretion of the Lender, of any existing Lenders or bondholders and expiration of all applicable waiting periods without any action being taken by any authority that could reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated by this Agreement or that could reasonably be likely to seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Lender could reasonably be likely to have such effect.

        (g) Material Adverse Effect. There shall not have occurred a change since March 31, 2000 that has had or could reasonably be expected to have a Material Adverse Effect (including matters related to litigation, tax, accounting, labor, insurance and pension liabilities).

        (h) Litigation. There shall not exist any (i) order, decree, judgment, ruling or injunction which restrains the consummation of the transactions contemplated by this Agreement or (ii) any pending or threatened action, suit, investigation or proceeding which if adversely determined against the Borrower would have or would reasonably be expected to have a Material Adverse Effect.

          Page 14 of 28 Bank Of America Loan Agreement

        (i) Officer's Certificates. The Lender shall have received a certificate or certificates executed by the president or chief financial officer of the Borrower as of the Effective Date stating that (A) the Borrower is in compliance with all existing financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation and proceeding is pending or to his knowledge threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any transaction contemplated by the Loan Documents, or could have or might be reasonably expected to have a Material Adverse Effect, (D) immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated therein to occur on such date, (1) the Borrower is solvent, (2) no Default or Event of Default exists, (3) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, and (4) the Borrower is in compliance with each of the financial covenants set forth in Section 35.

        (j) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by them to the Lender, including, without limitation, payment to the Lender of the fees set forth in the Commitment Letter.

        (k) Opinion of Borrower's Counsel. Delivery of an opinion of Borrower's counsel to Lender in the form attached as Exhibit A.

        (l) Other. Receipts by the Lender of such other documents, instruments, agreements or information as reasonably requested by Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Borrower.

    8. Conditions to All Extension of Credit. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make, continue or convert Loans nor shall an Issuing Lender be required to issue or extend a Letter of Credit unless:

        (a) Notice. The Borrower shall have delivered (i) in the case of any new Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2 or 4, as the case may be, (unless Borrower is using Lender's AutoBorrow service) and (ii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 3.

        (b) Representations and Warranties. The representations and warranties made by the Borrower in any Loan Document are true and correct in all material respects at and as if made as of such date.

        (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

        (d) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

        (e) Availability. Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, the sum of the Revolving Loans

          Page 15 of 28 Bank Of America Loan Agreement outstanding plus LOC Obligations outstanding shall not exceed the Revolving Commitment Amount and the sum of the Reducing Revolving Loans Outstanding shall not exceed the Reducing Revolving Commitment Amount.

    9. Capacity. Borrower warrants that it is and shall remain a duly organized corporation in good standing under the laws of Tennessee, and that Borrower is and shall remain duly qualified to do business in each state other than Tennessee in which the failure to qualify would result in a Material Adverse Effect on Borrower or its business. Borrower warrants that its execution of and performance under this Agreement and all related documents are permitted under and will not violate any provision of Borrower's Charter or By-Laws or any agreement to which Borrower is a party or any law, rule, ordinance, regulation or Court Order to which Borrower is subject. Borrower further warrants that the execution of all necessary resolutions and other prerequisites of corporate action, as applicable, have been duly performed so that the individual executing this Agreement and related documents on behalf of Borrower is duly authorized to bind Borrower by his signature.

    10. No Subsidiaries. Except as set forth on Schedule 10, Borrower warrants that it presently has no subsidiaries or interests in any partnership or other business entity.

    11. Corporate Records. Borrower covenants to maintain or cause to be maintained current corporate minute books and stock ledgers and agrees to allow Lender to inspect the same at any time during normal business hours upon reasonable notice.

    12. Accounting. Borrower warrants that Borrower's accounting complies with applicable "GAAP" and covenants that it will continue to apply GAAP throughout the life of the Reducing Revolving Loans and Revolving Loans. Borrower agrees to allow Lender to inspect Borrower's books and records and real and personal property throughout the life of the Reducing Revolving Loans and Revolving Loans.

    13. ERISA. Borrower has not incurred and shall not incur a material accumulated funding deficiency within the meaning of ERISA and has not incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any retirement plan, and no reportable event has occurred and is continuing or shall occur with respect to any welfare or benefit plan maintained by Borrower.

    14. Books, Records and Property. Borrower covenants to maintain financial books and records in a manner that will allow financial statements to be prepared in accordance with GAAP, consistently applied, and shall allow Lender to inspect such records during normal business hours upon reasonable notice. Lender has full authority to inspect all property of Borrower during normal business hours upon reasonable notice.

    15. Insurance. In addition to any specific insurance requirements contained herein or in any other document pertaining to the Loans, Borrower agrees to generally maintain adequate insurance against casualty and liability losses in accordance with customary practices in Borrower's field of enterprise (being of similar coverage as exists at the time of Closing). Borrower agrees to provide Lender with proof of the existence of such insurance upon demand.

          Page 16 of 28 Bank Of America Loan Agreement

    16. Chief Executive Office. Borrower warrants that the address designated herein to which notices are to be sent to Borrower is Borrowers chief executive office. Borrower agrees to notify Lender in writing of any change thereof and agree that the same shall not in any event be moved outside Shelby County, Tennessee, without Lender's prior written consent.

    17. No Defaults Under Other Agreements. Borrower warrants that neither Borrower, nor to the best of Borrower's knowledge, information, and belief, any other party thereto is presently in default beyond any applicable notice and/or cure periods in any material respect under any material contract or agreement to which Borrower is a party, and no condition presently exists which, with the giving of notice, the passing of time, or both, would cause such a default.

    18. Disclosure of Litigation. Except as disclosed on Schedule 18, there are no actions, suits or proceedings pending (including, but not limited to, matters relating to any Environmental Laws), or, to the best of knowledge of Borrower, threatened, against or affecting Borrower or involving the validity or enforceability of any of the Loan Documents, at law or in equity, or before any governmental or administrative agency, except actions, suits and proceedings that are covered by insurance in all material respects or that, if adversely determined, would not impair the ability of Borrower to perform each and every one of its obligations under this Agreement; or materially and adversely affect Borrower's business or Borrower's ability to carry on its business substantially in the manners now conducted (individually or in the aggregate).

    19.  Financial Statements.

        (a) Warranties. Borrower warrants that Borrower's quarterly and annual financial statements delivered to Lender in connection with the Loans have been prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and present fairly the financial condition of Borrower as of the date or dates thereof and are true and correct in all material respect. Without limiting the foregoing, Borrower warrants that such financial statements disclose all known material contingent liabilities as well as material direct liabilities. Borrower acknowledges that Lender has advanced (or shall advance) the Loans in reliance upon such financial statements, and Borrower warrants that no Material Adverse Effect has occurred to the financial condition of Borrower as set forth in the most recent financial statements.

        (b) Reporting Requirements. Borrower covenants to furnish Lender Borrower's annual audited financial statements within one hundred (100) days of the close of the preceding fiscal year. Each audit must be performed by a certified public accountant reasonably acceptable to Lender, at Borrower's expense. In addition, Borrower covenants to furnish to Lender, on or before the forty-fifth (45th) day following the end of each Fiscal Quarter, income statements, balance sheets, covenant calculation report and report showing the value of the trailers in which Lender has a first perfected security interest pursuant to the Security Agreement together with an officer's certificate executed by the chief financial officer of Borrower certifying compliance with the financial covenants set forth herein and further stating that, to the best of his knowledge, information and belief, no Default exists hereunder as of the date of the certification. Borrower also covenants to furnish to Lender, upon demand, copies of Borrower's tax returns and additional financial information in form and substance acceptable to Lender.

          Page 17 of 28 Bank Of America Loan Agreement

    20. Notice of Changes in Financial Condition and Defaults. Borrower covenants to give Lender prompt written notice of (i) the creation or discovery of any material additional contingent liability or the occurrence of any other material adverse change in the financial condition of Borrower, and
(ii) the occurrence of any event, or presence of any condition, which constitutes a Default hereunder or which with the giving of notice, the passing of time, or both, would constitute a Default or which would have a Material Adverse Effect. Borrower covenants that it will not change it fiscal year without obtaining the prior written consent of Lender.

    21. No Unpaid Taxes. Borrower has filed or properly extended all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or upon any of its properties or income, which are due and payable, including interest and penalties, or have provided adequate reserves for the payment thereof, other than any taxes or assessments that could not impair the ability of Borrower to perform each and every one of its obligations hereunder; or materially and adversely affect the ability of Borrower to carry on its business in the manner as now conducted. To the best knowledge of Borrower, no tax liens have been filed against Borrower or any of its properties, that could impair the ability of Borrower to perform each and every one of its obligations hereunder; or materially and adversely affect the business of Borrower.

    22. No Untrue or Misleading Representations. Borrower warrants that no information, exhibit or report furnished in writing by Borrower to Lender in connection with the Loans contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading in any material respect.

    23. Compliance with Law. Borrower warrants that the business activities of Borrower are conducted in material compliance with all applicable laws and regulations. Borrower covenants that such activities shall continue to be so conducted.

    24. Assistance in Litigation. Borrower covenants to, upon request, cooperatively participate in any proceeding in which Borrower is not an adverse party to Lender and which concerns Lender's rights regarding the Loans.

    25. Name. Except as set forth in Schedule 25, Borrower warrants that during the past five (5) years, Borrower has not been known under or done business under any name other than the name used by Borrower in executing this Agreement. Borrower agrees to give Lender written notice no later than 15 days before Borrower begins using any name other than that used in executing this Agreement.

    26. Fees and Expenses. Upon demand, Borrower will advance to Lender or, at Lender's option, reimburse Lender for, the following expenses:

        (a) Taxes. All taxes (other than income taxes) that Lender may be required to pay because of the Loans.

        (b) Administration. All expenses that Lender may incur in connection with the preparation, execution, or enforcement of this Agreement or of any other document pertaining to the Loans;

          Page 18 of 28 Bank Of America Loan Agreement

        (c) Costs of Collection. All court costs and other costs of collecting any debt, overdraft or other obligation included in the Loans;

        (d) Litigation. All costs arising from any litigation, investigation, or administrative proceeding (whether or not Lender is a party thereto) that Lender may incur as a result of the Loans or as a result of Lender's association with Borrower, including, but not limited to, expenses incurred by Lender in connection with a case or proceeding involving Borrower under any chapter of the Bankruptcy Code or any successor statute thereto;

        (e) Attorneys Fees. Reasonable attorneys' fees incurred in connection with any of the foregoing.

    If Lender pays any of the foregoing expenses, they shall become a part of the Revolving Loans and shall bear interest at the rate of interest then in effect. This paragraph shall remain in full effect regardless of the full payment of the Loans, the purported termination of this Agreement, the delivery of the executed original of this Agreement to Borrower, or the content or accuracy of any representation made by Borrower to Lender; provided, however, Lender may terminate this paragraph by executing and delivering to Borrower a written instrument of termination specifically referring to this Paragraph.

    27. Further Assurances. Borrower covenants to execute such other documents that Lender may reasonably deem necessary to further evidence the obligations provided for herein.

    28. Default Certificates. Borrower covenants to deliver to Lender, within five (5) business days after request, the certificate of Borrower, or of Borrower's appropriate representative (as specified by Lender) stating whether, to the best of the person's knowledge, information, and belief and after due investigation, a Default then exists under this Agreement. The certificate shall describe with particularity any Default and shall address with particularity any circumstances or subjects described by Lender in its request. Borrower covenants that it will promptly forward to Lender a copy of any notice of default Borrower receives from any party with which any Borrower has a contract, where the amount of such contract exceeds $500,000.00. Borrower covenants that it will promptly forward to Lender copies of any litigation involving Borrower or any of its property where the amount of such litigation exceeds $500,000.00; except for litigation involving motor vehicles unless the claim against Borrower exceeds Borrower's $500,000.00 self insured amount and Borrower's $1,000,000.00 corridor retainage risk.

    29. Recitals. Borrower warrants and agrees that the recitals set forth at the beginning of this Agreement relating to it are true.

    30. No Burdensome Agreements. Borrower warrants that Borrower is not a party to any material contract or agreement and is not subject to any material contingent liability that does or may impair the ability of Borrower to perform under the terms of this Agreement. Borrower further warrants that the execution and performance of this Agreement will not cause a default, acceleration or other event under any other contract or agreement to which Borrower or any property of Borrower is subject, and will not result in the imposition of any charge, penalty, lien or other encumbrance against any property of Borrower except in favor of Lender.

          Page 19 of 28 Bank Of America Loan Agreement

    31. Legal and Binding Agreement. Borrower warrants that the execution and performance of this Agreement will not violate any judicial or administrative order or governmental law or regulation, and that this Agreement is valid, binding and enforceable according to its terms, subject to bankruptcy and other laws affecting the rights of creditors generally.

    32. No Consent Required. Borrower warrants that Borrower's execution, delivery and performance of this Agreement does not require the consent of or the giving of notice to any third party including, but not limited to, any other Lender, governmental body or regulatory authority, which has not been obtained.

    33. No Default. Borrower warrants that, as of the execution of this Agreement, no Default exits hereunder and no condition exists which, with the giving of notice, the passing of time, or both, would constitute such a Default.

    34. Negative Covenants. Without Lender's prior written consent, Borrower shall not do any of the following:

        (a) Stock Transactions. Redeem any stock, subordinated debt, warrants, or debt securities convertible into stock; provided, however, that Borrower may do any of the foregoing so long as that at such time the ratio of (Total Funded Debt) divided by (the Tangible Net Worth of Borrower) is less than 2.0 to 1.0, and after giving effect to the proposed transaction such ratio would be less than 2.0 to 1.0.

        (b) Reorganization. Enter into any agreement to merge, consolidate, or otherwise reorganize or recapitalize.

        (c) Disposition of Assets. Sell, lease, or otherwise transfer its assets in any transaction which is not in the ordinary course of business; provided, that should Borrower transfer or dispose of assets in the ordinary course of business and acquire replacement property, Lender, shall execute UCC Termination Statements and Borrower shall execute, as needed, new UCC Financing Statements relating to such replacement property.

        (d) Guaranties. Guarantee any obligations of any other business other than Transportes EASO or individual, except through the endorsement of items tendered to Borrower as payment in the ordinary course of business.

        (e) Change of Control.  Suffer or permit a Change of Control to occur.

        (f) ERISA Matters. Suffer or permit any of the following events or conditions to exist or occur: (A) any "accumulated funding deficiency," as such term is defined in section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any ERISA Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC of an ERISA Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for the purposes of Title IV or ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency of (within the meaning of

          Page 20 of 28 Bank Of America Loan Agreement

Section 4245 of ERISA) such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA of Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) or ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

        (g) Fiscal Year; Organizational Documents. Change its fiscal year or materially change its articles or certificate of incorporation or its by-laws.

        (h) Management Change. Change both its chief executive officer and chief financial prior to the Revolving Loan Maturity Date.

        (i) Change of Business. Make any material change to the business of Borrower as conducted on the Effective Date.

        (j) Continuation of Business. Liquidate, dissolve or voluntarily suspend business for more than five days in any calendar year.

        (k) Collateral Coverage. Permit the fair market value of the trailers owned by Borrower in which Lender has a perfected first security interest to be less than one hundred twenty five percent (125%) of the aggregate amount of Revolving Loans outstanding, the aggregate amount of Reducing Revolving Loans outstanding and Letters of Credit issued.

    35. Financial Covenants. Borrower shall maintain the following financial covenants computed on a rolling four quarter basis as determined by GAAP on a consolidated basis (unless otherwise noted):

        (a) Total Leverage Ratio. Maintain a ratio of Total Funded Debt divided by (Borrower's EBITDA plus the payments made by Borrower on Operating Leases during the applicable twelve month period plus the income or loss of Transportes EASO reported on Borrower's income statement plus the rental income (or loss) of the Joint Venture), of not more than 2.85 to 1.0 through March 30, 2001 and not more than 2.75 to 1.0 at the end of each Fiscal Quarter thereafter.

        (b) Fixed Charge Coverage Ratio. Maintain a ratio of (Borrower's EBITDA plus Operating Lease expense less taxes paid in cash less dividends paid) divided by (Borrower's Interest Expense plus principal payments made by Borrower plus Operating Lease Expense plus 20 percent of the Revolving Loan outstanding as of the last day of the rolling four quarter period), of at least 1.25 to 1.0 as of the end of each Fiscal Quarter.

    36.  Environmental Matters

        (a) Environmental Law Compliance. Borrower warrants and covenants that the conduct of Borrower's business operations do not and will not violate, in any material respect, any federal laws, rules, or ordinance for environmental protection, regulations of the Environmental Protection Agency and any applicable local or state law, rule, regulation, or rule of common law and any judicial interpretation thereof relating primarily to the environmental or Hazardous Materials and Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and

          Page 21 of 28 Bank Of America Loan Agreement repairs and which are handled in material compliance with all applicable environmental laws. Upon the occurrence of a Default or if necessary to meet any regulatory requirement imposed on any Lender, Borrower agrees to permit Lender, its agents, contractors, and employees to enter and inspect any of Borrower's places of business or any other property of Borrower at any reasonable times upon five (5) days prior notice for the purpose of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Lender on demand for the costs of any such environmental investigation and audit. Borrower shall provide Lender, its agents, contractors, employees, and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request thereof.

        (b) Notification of Environmental Claims. Borrower shall immediately advise Lender in writing of (i) any and all material enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's business operations; and (ii) all material claims made or threatened by any third party against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Lender of any material remedial action taken by Borrower with respect to Borrower's business operations.

        (c) Indemnification. Borrower shall indemnify, defend, and hold Lender and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs, or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the worker's compensation laws of any state or other similar federal or state legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties. The Borrower's obligations under this paragraph shall survive the repayment of the Loans.

    37. Default Defined. The occurrence of any one or more of the following events shall constitute a Default under this Agreement:

        (a) Monetary Default. The failure of Borrower to timely pay any amount due Lender under the Loans within 5 days of the due date.

          Page 22 of 28 Bank Of America Loan Agreement

        (b) Breach of Covenant. The failure of Borrower to comply with any of the terms and obligations of this Agreement (other than those addressed in a, c, d, e, f or g hereof) for a period of 30 days.

        (c) Breach of Warranty. Lender's discovery that any representation or warranty in connection with this Agreement or the Loans or any other Loan Document was materially false when made.

        (d) Default Under Other Document. Subject to applicable cure periods, the occurrence of a default under the terms of any document evidencing or otherwise pertaining to the Loans, including, without limitation, the Loan Documents or the occurrence of a default under the terms of any document evidencing or otherwise pertaining to any other extension of credit by Lender or any affiliate of Lender to Borrower.

        (e) Voluntary Bankruptcy. The Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

        (f) Involuntary Bankruptcy. An involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days; or an order for relief shall be entered against the Borrower under the bankruptcy laws as now or hereafter in effect.

        (g) Default Under Other Loans. Subject to any grace or cure periods, the occurrence of a default under the terms of any document or agreement evidencing, securing or otherwise pertaining to the extension of credit in excess of $500,000.00 by any other party to Borrower, the default, which if not cured, would permit the acceleration of the debt.

        (h) Judgment. The entry of a judgment against Borrower or any of its property in an amount is excess of $1,000,000.00 which is not either satisfied or bonded off prior to the time execution could issue under such judgment.

        (i) Collateral. Should any Lien in favor of Lender on any Collateral prove to be unperfected, unenforceable or void or should Borrower assert that with respect to any such Lien.

        (j) Death of Individual. If Borrower is an individual or if any guarantor is an individual, the death of such individual.

    38. Remedies Upon Default. Upon a Default, Lender may exercise any or all of the following remedies:

          Page 23 of 28 Bank Of America Loan Agreement

        (a) Remedies. Lender, may exercise any right that it may have at law or equity, including those under the Loan Documents and including an action to collect the Loans and foreclosure on some or all of the Collateral. All obligations of Lender to advance or readvance under the Revolving Loans will terminate. Lender, at its option, may increase the rate of interest on the Loans to the Default Rate.

        (b) Application of Proceeds. All amounts received by Lender for Borrower's account by exercise of its remedies hereunder shall be applied as follows: First, to the payment of all reasonable expenses incurred by Lender in exercising their rights hereunder, including reasonable attorney's fees, and any other expenses due Lender from Borrower; Second, to the payment of all interest included in the Loans, in such order as Lender may elect; Third, to the payment of all principal included in the Loans, in such order as Lender may elect; and Fourth, surplus to Borrower or other party entitled thereto.

    39. Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Issuing Lender an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Issuing Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Loans. After all such Letters of Credit shall have expired or been fully drawn upon and all other Loans shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

    40. Reversal of Payments. To the extent Borrower makes a payment or payments to the Lender or the Lender receives any payment or proceeds of the collateral, if applicable, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Loans or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

    41. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon and after the occurrence of any Default and during the continuance thereof, the Lender, and any assignee or participant of a Lender, is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender, or any such assignee or participant to or for the credit or the account of Borrower against and on account of the Loans irrespective of whether or not (a) the Lender shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Lender shall have declared any or all of the Loans to be due and payable and although such Loans shall be contingent or unmatured.

          Page 24 of 28 Bank Of America Loan Agreement

    42.  Arbitration and Waiver of Jury Trial.

        (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement; (collectively a "Claim").

        (b) At the request of the Borrower or the Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

        (c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

        (d) The arbitration shall be administered by J.A.M.S. and conducted in Memphis, Tennessee. All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

        (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

        (f) This paragraph does not limit the right of the Borrower or the Lender to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

        (g) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

          Page 25 of 28 Bank Of America Loan Agreement

    43. Not Partners; No Third Party Beneficiaries. Nothing contained herein or in any related document shall be deemed to render Lender a partner of Borrower for any purpose. This Agreement has been executed for the sole benefit of Lender, Borrower and no third party is authorized to rely upon Lender's rights hereunder or to rely upon an assumption that Lender has or will exercise its rights under this Agreement or under any document referred to herein.

    44. Regulation U. Borrower warrants that none of the proceeds of the loan evidenced by the Note will be used to purchase or carry "margin stock," as defined in Regulation U issued by the Federal Reserve Board.

    45. Business Days. If any payment date under the Revolving Loans falls on a day that is not a Business Day of Lender, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on the next succeeding Business Day of Lender.

    46. Notices. Any communications concerning this Agreement or the credit described herein shall be addressed as follows:

                As to Borrower:

                M.S. Carriers, Inc.
                Attention:  M.J. Barrow
                3170 Director's Row
                Memphis, TN  38116

                With a Copy to:

                Martin, Tate, Morrow & Marston, P.C.
                Attention:   Robert Orians
                Suite 1100, 22 North Front Street
                Memphis, TN  38103

                As to Lender:

                Bank of America, N.A.
                Attention:  Mike Frick
                6060 Poplar Avenue, Suite 400
                Memphis, Tennessee 38119

                With a copy to:

                Neal & Harwell, PLC
                Attention:  James R. Kelley
                2000 First Union Tower
                150 Fourth Avenue North
                Nashville, Tennessee 37219-2498

        Communications to be given to a party shall be effective when actually or constructively received by such party or three (3) days after when set forth in writing and mailed or delivered to such party's address stated above. Any party may change its address for receipt of notices by submitting the change in writing to the other party.

    47. Participations. Lender may, from time to time, in its sole discretion, and without notice to Borrower, sell participations in any credit

          Page 26 of 28 Bank Of America Loan Agreement subject hereto to such other investors or financial institutions as it may elect. Such participants will have no direct relationship with Borrower and will have no right with respect to waivers or amendments or default declarations. Lender may from time to time disclose to any participant or prospective participant such information as the Lender may have regarding the financial condition, operations, and prospects of Borrower, but the Lender shall take reasonable precautions to require such participant or prospective participant to keep such information confidential.

    48. Incorporation of Exhibits and Schedules. All Exhibits and Schedules referred to in this Agreement are incorporated herein by this reference.

    49. Indulgence Not Waiver. Lender's indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice Lender's rights to declare a default or otherwise demand strict compliance with this Agreement.

    50. Cumulative Remedies. The remedies provided Lender in this Agreement are not exclusive of any other remedies that may be available to Lender under any other document or at law or equity.

    51. Amendments, Waiver and Consents. Neither this Agreement nor any other Loan Documents nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Lender and the Borrower.

    52. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of Borrower and Lender, except that Borrower shall not assign any rights or delegate any obligations arising hereunder without the prior written consent of Lender. Any attempted assignment or delegation by Borrower without the required prior consent shall be void.

    53. Entire Agreement. This Agreement and the other written agreements between Borrower and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein.

    54. Severability. Should any provision of this Agreement be invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

    55. Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed, except that Lender may permit specific deviations therefrom by its written consent.

    56. Applicable Law. The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Loans shall be determined according to the laws of Tennessee applicable to contracts executed and performed entirely within that state, in which state this Agreement has been executed and delivered.

    57. Gender and Number. Words used herein indicating gender or number shall be read as context may require.

          Page 27 of 28 Bank Of America Loan Agreement

    58. Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective paragraphs.

    Executed the date first written above.

                                  THE UNDERSIGNED ACKNOWLEDGE A THOROUGH
                                  UNDERSTANDING OF THE TERMS OF THIS AGREEMENT
                                  AND AGREE TO BE BOUND THEREBY:

                                  BANK OF AMERICA, N.A., as Agent for itself and as Lender


                                  By:


                                  Title:


                                  M.S. CARRIERS, INC.


                                  By:


                                  Title:


          Page 28 of 28 Bank Of America Loan Agreement